SUB-ITEM 77Q1(e)

                                AMENDMENT NO. 6
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of March 31, 2004, amends the Master Investment Advisory Agreement (the "Agreement"), dated June 5, 2000, between AIM Growth Series, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

                                  WITNESSETH:

         WHEREAS, the parties desire to amend the Agreement to reflect the name change of, AIM Global Trends Fund to AIM Global Equity Fund;

         NOW, THEREFORE, the parties agree as follows;

         1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

                                  "APPENDIX A
                           FUNDS AND EFFECTIVE DATES


NAME OF FUND                            EFFECTIVE DATE OF ADVISORY AGREEMENT

AIM Basic Value Fund                                June 5, 2000

AIM Global Equity Fund                            November 4, 2003

AIM Mid Cap Core Equity Fund                      September 1, 2001

AIM Small Cap Growth Fund                         September 11, 2000

                                   APPENDIX B
                          COMPENSATION TO THE ADVISOR


         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                             AIM BASIC VALUE FUND
                         AIM MID CAP CORE EQUITY FUND
                           AIM SMALL CAP GROWTH FUND
NET ASSETS                                                         ANNUAL RATE
----------                                                         -----------

First $500 million.................................................   0.725%
Next $500 million..................................................   0.70%
Next $500 million..................................................   0.675%
Excess over $1.5 billion...........................................   0.65%


                            AIM GLOBAL EQUITY FUND
NET ASSETS                                                         ANNUAL RATE
----------                                                         -----------

First $500 million.................................................   0.975%
Next $500 million..................................................   0.95%
Next $500 million..................................................   0.925%
On amounts thereafter..............................................   0.90%"


         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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
         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                               AIM GROWTH SERIES


Attest::  /s/ Lisa A. Moss                   By:    /s/ Robert H. Graham
          ----------------------------              --------------------------
            Assistant Secretary                      Robert H. Graham
                                                     President

(SEAL)

                                               A I M ADVISORS, INC.


Attest:   /s/ Lisa A. Moss                   By:    /s/ Mark H. Williamson
          ----------------------------              --------------------------
            Assistant Secretary                      Mark H. Williamson
                                                     President

(SEAL)


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